Exhibit 10.7

CISCO SYSTEMS, INC.

PROFESSIONAL AND LEADERSHIP INCENTIVE PLAN

FY 2006

I.	INTRODUCTION

A.	The Objective of the Professional and Leadership (P&L) Incentive Plan (the “Plan” or the “P&L Plan”) is to provide eligible employees of Cisco Systems, Inc. (“Cisco”) and its “subsidiaries” (as defined in Paragraph III.C. below), with the opportunity to receive a payment for their contributions to the success and profitability of Cisco. Participation in the Plan and the payment of any sums hereunder shall be in the sole and absolute discretion of Cisco. “Cisco and its subsidiaries” are referred to herein as “the Company.”

B.	Participants: This Plan applies solely to regular employees of Cisco Systems, Inc. and its subsidiaries in salary grades 1 through 14, 083, 084, 090, 150, 200, and 888, whom Cisco in its sole discretion determines meet the eligibility requirements set forth in Section II (“Plan Participants”). For purposes of this Plan and unless otherwise prohibited by applicable law, the term “regular employee” means an individual who is deemed by Cisco to be both an employee of the Company and employed for an unspecified or indefinite period of time.

C.	Effective Date: This Plan is only effective for Cisco’s fiscal year 2006 beginning July 31, 2005, through July 29, 2006 (the “Fiscal Year”). This Plan is limited in time and will expire automatically on July 29, 2006 (“Expiration Date”).

D.	Cisco Authority: Cisco reserves the right to interpret this Plan document on a fully discretionary basis; and to take any other action in relation to administration of the Plan including but not limited to determine employee eligibility for participation in the Plan and to determine the amount, if any, to be paid under the Plan. Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder except as Cisco may determine in its discretion. Except as otherwise herein provided, Cisco’s authority as set forth herein shall be exercised by Cisco’s Senior Vice President of Human Resources and such other persons to whom he/she expressly delegates authority.

E.	Changes in Plan: Cisco reserves the right to modify or terminate the Plan in total or in part, at any time. Any such modification or termination must be approved in writing by Cisco’s President/CEO or Senior Vice President of Human Resources. If any change affects an executive officer of Cisco who is subject to Section 16 of the Exchange Act of 1934 (an “Executive Officer”), it must be approved in writing by resolution of the Cisco Systems, Inc. Compensation & Management Development Committee of the Board of Directors (the “Compensation Committee”).

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F.	Entire Agreement: This Plan, as it may be modified in accordance with the foregoing, constitutes the entire writing and understanding regarding the subject matter of this Plan and supersedes all prior bonus and incentive plans, employment contracts whether maintained by Cisco, any holding company, subsidiary, or affiliate thereof and any written and/or oral agreement, understanding, or representations regarding the subject matter of this Plan. All payments under this Plan are fully discretionary payments. Participation in this Plan during the Fiscal Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits, nor does this Plan constitute a guarantee or establish an obligation, for Cisco to maintain a similar plan or award similar bonus benefits in the future. Payments under this Plan are a discretionary and extraordinary item of compensation that are outside the normal, regular or expected compensation, and in no way represent any portion of a Plan Participant’s salary, compensation, or other remuneration for the purpose of calculating any of the following payments: termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits, and any other similar payments and extra benefits.

II.	ELIGIBILITY AND INCENTIVE PLAN ELEMENTS

A.	Eligibility: Assuming all other conditions of the Plan are met and that Cisco determines in its sole discretion to make payments under the Plan, to be considered for a discretionary bonus payment hereunder, a Plan Participant must satisfy each of the following eligibility requirements:

1.	The employee must be deemed by Cisco to be employed by Cisco as a regular employee in a P&L Plan-eligible position on or before the first working day of the last fiscal quarter of the Fiscal Year, and must be employed as a regular employee on the last working day of the Fiscal Year;

2.	The employee must not be providing services to Cisco as a temporary employee, intern or as an independent contractor, consultant, or agent under a written or oral contract, or purchase order, and must not be classified by Cisco as a temporary employee, independent contractor, consultant, or agent (whether or not such classification is upheld upon review by a governmental, judicial or other agency); and

3.	At both the time of calculation of the P&L Plan award and at the time of payout, the employee:

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a.	must not be concurrently on a sales incentive or commission plan;

b.	cannot have entered into an employment termination agreement (including, but not limited to, any agreement, other than an employment agreement or offer letter, in respect of an employee’s termination of employment);

c.	must not be on a Performance Improvement Plan, letter of concern, work plan, etc.;

d.	must not be rated as “N” in his/her most recent performance evaluation; and

e.	must not be deemed by Cisco to have violated the business conduct requirements described in Paragraph III.A below.

All payments under the Plan rest within the sole and absolute discretion of Cisco and, in particular, any payment for employees ranked in the bottom 5% of their organization and/or for employees who have been offered an employment termination agreement (including, but not limited to, any agreement, other than an employment agreement or offer letter, in respect of termination of employment) must be approved in writing by Cisco’s President/CEO or Senior Vice President of Human Resources or, with respect to payments to Executive Officers, the Compensation Committee.

Employees meeting all eligibility requirements of the Plan who have less than one year of service will be eligible to receive a discretionary P&L Plan payout that is prorated from the effective date of participation in the Plan up to and including the Expiration Date.

B.	Elements of Calculation:

Subject to all other terms of the Plan, incentives under this Plan are calculated in accordance with the following formula:

(Base Salary	X	Incentive Target Percentage)	X

Company Performance Factor	X	Customer Satisfaction Factor	X	Individual Performance Factor	X	Teamwork and Collaboration

X	Pro-ration Factor	=	Total Annual Incentive

1.	Base Salary shall mean the annual base salary in effect (i) at the end of Q2 of the Fiscal Year for purposes of calculating midyear advances, if any (as described below); and (ii) at the end of Q4 of the Fiscal Year for

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purposes of calculating year-end payments, if any. If the Plan Participant’s salary currency changes during the Fiscal Year, the salary currency in effect before the change will be used as the basis for the P&L Plan calculation for the period in which that currency was in effect and the post-change currency will be the basis for the P&L Plan calculation for the period in which that currency was in effect. These two prorated base salary amounts will be added together to determine the Base Salary. P&L Plan payments will be made in the Plan Participant’s salary currency in effect at the end of Q2 of the Fiscal Year for midyear advances, if any, and at the end of Q4 of the Fiscal Year for year-end payments, if any. Except as otherwise required by applicable law, Base Salary shall not include variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, or expense allowances, or reimbursement. Payment in lieu of Paid Time Off during active employment or upon termination is not included in base salary for purposes of the Plan.

2.	Incentive Target Percentage is a percentage of base salary determined by the grade level of the Plan Participant’s job classification and may be changed at the discretion of Cisco at any time during the Fiscal Year. If the target is modified, affected Plan Participants will be notified.

Grade/Level	Incentive Target Percentage
1-4	4%
5-7	5%
8 and 9	9%
10 and 11	12%
12	25%
013, 014, 083, 084, and 090	35%
200 and 888	50%
150	60%

3.	Company Performance Factor is based upon Cisco’s achievement of worldwide Revenue and Profit Before Interest and Tax targets, as determined by Cisco in its sole and absolute discretion. This Company Performance Factor will range from 0.0 to 2.0.

4.	Customer Satisfaction Factor is based upon the average of two customer satisfaction survey scores drawn from Cisco worldwide. This factor will be calculated as the average of Primary and Secondary Customer Satisfaction multipliers, and will range from 0.0 to 1.14.

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5.	Individual Performance Factor (IPF) is based upon evaluation of a Plan Participant’s individual and/or managerial performance and contribution for the Fiscal Year (including, but not limited to, results that the individual achieved, the importance of the results to Cisco, the manner in which the results were achieved, the extent to which the individual represented Cisco’s best interests, and the individual’s trend and commitment to continuous improvement) and will range from 0.0 to 2.0. Plan Participants who transfer or whose grade/level is changed during the Fiscal Year will have their Incentive Target Percentage adjusted to reflect the applicable time spent in each grade/level.

6.	Teamwork and Collaboration Factor (TCF) is based upon the evaluation of a Plan Participant’s ability to work as a team player and collaborate with others across the company, suppliers and/or customers. The factor will be fixed at 1.0.

7.	Pro-ration Factor accounts for the number of calendar days during the Fiscal Year that the Plan Participant was in a P&L Plan-eligible position under this Plan. For example, the Pro-ration Factor for a Plan Participant who has been in the Plan the entire Fiscal Year will be 1.00. For a Plan Participant who has been in the Plan for 6 months of the Fiscal Year, this factor will be 0.50. Unless otherwise required by law or a written Company policy, Plan Participants in the following situations will have a Pro-ration factor of less than 1.00:

•	Plan Participants who transfer to a new position not covered by the Plan.

•	Plan Participants who have been in the Plan less than 12 months (such as a new hire, or a Plan Participant who transfers from a non-P&L Plan eligible position into a P&L Plan-eligible position).

•	Plan Participants who have been on a leave of absence of any duration during the Fiscal Year.

•	Plan Participants working less than the applicable full-time standard work week. Such Plan Participants will have a Pro-ration Factor that reflects the average number of hours worked per week during the Fiscal Year.

Notwithstanding the foregoing, the Pro-ration Factor may be modified for any Plan Participant, provided that any modification to the Pro-ration Factor must be approved in writing in advance of the year-end close date by the next-level Manager and the Senior Vice President of Human Resources, unless the Plan Participant is an Executive Officer, in which case, such modification must be approved by the Compensation Committee.

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8.	Adjustment of Factors. The Compensation Committee may adjust any of the above factors and may authorize funding in excess of any of these factors.

C.	Total Annual P&L Plan Incentive shall be the product of the foregoing seven factors and shall be less any advances, including, but not limited to, mid-year advances and unearned commission advances, draws, other outstanding debts and appropriate withholdings.

D.	Incentive Formula and Calculation Example: Assuming a base salary of $95,000, Incentive Target Percentage of 9%, Individual Performance Factor of 1.00, Company Performance Factor of 1.00, a Customer Satisfaction Factor of 1.05, Teamwork and Collaboration Factor of 1.0, and a Pro-ration Factor of 1.00, the Total Annual Incentive for an employee meeting all eligibility requirements, would be calculated as follows:

Sample Calculation

(Base Salary		Incentive Target Percentage)
($95,000	X	0.09)	X

Company Performance Factor		Customer Satisfaction Factor		Individual Performance Factor		Teamwork and Collaboration
1.0	X	1.05	X	1.0	X	1.0

	Pro-ration Factor		Total Annual Incentive
X	1.0	=	$8,977.50*

*	less any advances, including, but not limited to, mid-year advances and unearned commission advances, draws, other outstanding debts, and appropriate withholdings.

In this example, the total incentive equals 9.45% of base salary.

E.	Midyear Advance of Year-End Incentive Payment: If, at the midpoint of the Fiscal Year, Cisco determines, in its sole discretion, that Company Performance Factor is at a minimum of 1.00, Cisco may elect to make an advance of P&L Plan payments at that time. Any such payment will be treated as an advance, and will not be more than 50% of the Incentive Target Percentage, times Base Salary, reduced by any advances, including, but not limited to, mid-year advances and unearned commission advances, draws, other outstanding debts, and appropriate withholdings. This advance will be deducted from the Total Annual Incentive year-end payment, if any. Only Plan Participants who have met job expectations, were hired in a P&L Plan eligible position under this Plan on or before the first

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working day of the second quarter of the Fiscal Year and are actively employed as a regular employee by Cisco on the day of distribution will be eligible to receive a midyear advance.

If Cisco determines, in its sole and absolute discretion, that the Company Performance Factor is not at a minimum of 1.00 at the midpoint of the Fiscal Year, but is at least .80, then a partial mid-year advance may, at the sole discretion of Cisco’s President/CEO, be distributed at that time. Such distribution may be made to some or all Plan Participants. Such discretionary payment, if any, will be subject to the same terms and conditions set forth above for a mid-year advance based on a 1.00 Company Performance Factor, except that the maximum amount paid will be 25% of the Incentive Target Percentage, times Base Salary.

F.	Year-End Discretionary P&L Plan Payment: If the Company Performance Factor is 0 at the end of the Fiscal Year, so that no Total Annual Incentive year-end payment is payable under the Plan, then the President/CEO may, at his or her sole discretion, authorize a year-end payment in an amount up to 25% of the applicable Incentive Target Percentage, times Base Salary, to some or all Plan Participants. In no event will an individual be eligible for such a discretionary payment unless he or she is employed as a regular employee on the last day of the Fiscal Year. Such discretionary payment, if any, will be subject to reduction for any advances, including but not limited to mid-year advances, unearned commission advances, draws, other outstanding debts and appropriate withholding.

G.	Payments Subject to Compensation Committee Approval: Notwithstanding anything stated herein to the contrary, all payments hereunder to Executive Officers must be pre-approved in writing by the Compensation Committee.

III.	MISCELLANEOUS

A.	Business Conduct: It is the established policy of Cisco and all of its subsidiaries to conduct business with the highest standards of business ethics. Employees may not offer, give, solicit or receive any payment that could appear to be a bribe, kickback or other irregular type of payment from anyone involved in any way with an actual or potential business transaction.

B.	Employment at Will: The Company is an at-will employer, which means that an employee’s employment can be terminated by the employee or the Company at any time with or without cause to the extent permitted by applicable law. The Company reserves the right to modify an employee’s duties, title or other terms and conditions of employment with or without cause. This Plan cannot and should not be interpreted to alter the at-will nature of the employment relationship between the Company and any Plan Participant. In addition, none of the terms and conditions applicable to incentive compensation supersedes or modifies in any way the terms set forth in the Plan Participant’s Proprietary Information and Inventions Agreement.

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C.	Subsidiaries: This Plan applies to employees of all Cisco subsidiaries, except where the employees of a subsidiary are expressly eligible for participation in a bonus or incentive plan established by the subsidiary by which they are employed, and/or where employees of a Cisco subsidiary are expressly informed in writing that they are not eligible for participation in this Plan. Employees of Cisco-Linksys LLC are not eligible for participation in this Plan.

It is not Cisco’s intention that employees of Cisco or its subsidiaries be eligible for more than one bonus or incentive plan, unless expressly stated to the contrary. The Compensation Committee may approve plans or arrangements for eligible individuals that may operate as an addendum to, or an addition or supplement to, this Plan.

D.	Dispute Resolution: Plan Participants and the Company acknowledge and agree that any and all disputes or claims arising from or relating to a Plan Participant’s recruitment to or employment with the Company (including but not limited to disputes or claims arising from or relating the Plan or the Cisco Systems, Inc. Company Performance Award Plan), or the termination of the Plan Participant’s employment, will be resolved solely and exclusively pursuant to final and binding arbitration in lieu of any evidentiary hearing before a government agency and/or a court trial before a judge or jury, pursuant to the terms of Cisco’s Arbitration Agreement and Policy, a copy of which can be found at http://wwwin.cisco.com/HR/employee/proprietary_info/agreement2arbitrate.shtml. The parties’ agreement to arbitrate means that both Cisco and the Plan Participant have expressly waived any and all rights to a trial before a court or a jury.

IV.	APPROVAL

This Plan was approved by the Compensation Committee on September 15, 2005 (and amended on June 7, 2006).